UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

the Securities Exchange Act of 1934

December 15, 2007

Date of Report (date of earliest event reported)

CARRIER ACCESS CORPORATION

(Exact name of Registrant as specified in its charter)

State of Delaware	000-24597	84-1208770
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(I.R.S. Employer Identification Number)

5395 Pearl Parkway

Boulder, Colorado 80301

(Address of principal executive offices)

(303) 442-5455

(Registrant’s telephone number, including area code)

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☒	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e- 4(c))

Item 1.01.	Entry into a Material Definitive Agreement.

On December 15, 2007, Carrier Access Corporation, a Delaware corporation (“Carrier Access”), entered into an Agreement and Plan of Merger (the “Merger Agreement”) with Turin Networks, Inc., a Delaware corporation (“Turin”), and RF Acquisition Corp., a Delaware corporation and a wholly-owned subsidiary of Turin (“Merger Sub”), by which Turin has agreed to acquire Carrier Access (the “Merger”). The Merger Agreement has been unanimously approved by the Boards of Directors of both Carrier Access and Turin.

Subject to the terms and conditions of the Merger Agreement, at the effective time of the Merger (the “Effective Time”), each issued and outstanding share of common stock of Carrier Access will be converted into the right to receive $2.60, subject to adjustment. Each outstanding in-the-money option to purchase common stock of Carrier Access will vest immediately prior to the Effective Time, and option-holders will be entitled to receive $2.60 per share, subject to adjustment, less the exercise price of the option and applicable taxes. Each outstanding restricted stock unit of Carrier Access will also vest immediately prior to the Effective Time, and holders will be entitled to receive $2.60 per share, subject to adjustment, less applicable taxes. The $2.60 purchase price is subject to adjustment in the event that Carrier Access has less than $63 million in “closing cash,” as defined in the Merger Agreement, shortly before the Effective Time.

Consummation of the Merger is subject to customary closing conditions, including the adoption of the Merger Agreement by the stockholders of Carrier Access, the receipt of antitrust approvals or the expiration of applicable waiting periods in certain jurisdictions, the absence of certain governmental restraints, and a minimum balance of “closing cash,” as defined in the Merger Agreement, of $50 million, shortly before the Effective Time. The Merger is intended to be treated as a taxable purchase of securities of Carrier Access under the Internal Revenue Code of 1986, as amended.

The Merger Agreement contains certain termination rights for both Carrier Access and Turin and provides that in certain specified circumstances, Carrier Access must pay Turin a termination fee of $3,475,198 (generally in the event the Board of Directors of Carrier Access changes its recommendation that its stockholders adopt the Merger Agreement, or elects to pursue a superior acquisition proposal from a third party).

Concurrently with the execution of the Merger Agreement, Turin entered into voting agreements (the “Voting Agreements”) with each executive officer and director of Carrier Access, pursuant to which each such person agreed to vote his or her shares of Carrier Access common stock (which in the aggregate represent approximately thirty eight percent (38%) of the outstanding shares of Carrier Access common stock) in favor of adoption of the Merger Agreement.

A copy of the Merger Agreement and the form of Voting Agreement are attached hereto as Exhibits 2.1 and 99.1, respectively, and are incorporated herein by reference. The foregoing description of the Merger Agreement and the form of Voting Agreement is qualified in its entirety by reference to the full text of the Merger Agreement and the Voting Agreement.

Additional Information and Where to Find It

In connection with the proposed transaction, Carrier Access will be filing a proxy statement and relevant documents concerning the transaction with the Securities and Exchange Commission (“SEC”). SECURITY HOLDERS OF CARRIER ACCESS ARE URGED TO READ THE PROXY STATEMENT AND ANY OTHER RELEVANT DOCUMENTS FILED WITH THE SEC WHEN THEY BECOME AVAILABLE BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION. Investors and security holders can obtain free copies of the proxy statement and other documents when they become available by contacting Investor Relations, Carrier Access, 5395 Pearl Parkway, Boulder, CO 80301 (Telephone: 303.442.5455). In addition, documents filed with the SEC by Carrier Access are available free of charge at the SEC’s web site at www.sec.gov.

Carrier Access and its directors, executive officers and certain other members of its management and employees may, under SEC rules, be deemed to be participants in the solicitation of proxies from Carrier Access’ stockholders in connection with the transaction, which may be different than those of Carrier Access stockholders generally. Information regarding the interests of such directors and executive officers is included in Carrier Access’ proxy statements and Annual Reports on Form 10-K, previously filed with the SEC, and information concerning all of Carrier Access’ participants in the solicitation will be included in the proxy statement relating to the proposed transaction when it becomes available. Each of these documents is, or will be, available free of charge at the SEC’s web site at http://www.sec.gov and from Investor Relations, Carrier Access, 5395 Pearl Parkway, Boulder, CO 80301 (Telephone: 303.442.5455).

Item 9.01.	Financial Statements and Exhibits

(d)	Exhibits

Exhibit No.	Description
2.1	Agreement and Plan of Merger, dated December 15, 2007, by and among Turin Networks, Inc., RF Acquisition Corp., and Carrier Access Corporation.

99.1	Form of Voting Agreement.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CARRIER ACCESS CORPORATION

Date: December 17, 2007	By:	/s/ GARY GATCHELL
Gary Gatchell Chief Financial Officer

EXHIBIT INDEX

Exhibit No.	Description
2.1	Agreement and Plan of Merger, dated December 15, 2007, by and among Turin Networks, Inc., RF Acquisition Corp., and Carrier Access Corporation.

99.1	Form of Voting Agreement.